Exhibit d 2 c

THE MAINSTAY FUNDS

MAINSTAY FUNDS TRUST

MAINSTAY VP FUNDS TRUST

AMENDMENT TO THE SUBADVISORY AGREEMENT

This Amendment to the Subadvisory Agreement, is made as of the 1st day of May, 2016, between New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”) and Epoch Investment Partners, Inc., a Delaware corporation (the “Subadvisor”).

WHEREAS, the Manager and the Subadvisor are parties to the Subadvisory Agreement, dated March 27, 2013, as amended (“Agreement”); and

WHEREAS, the parties hereby wish to amend the Subadvisory Agreement to reflect the name change for the MainStay VP Epoch U.S. Small Cap Portfolio.

NOW, THEREFORE, the parties agree as follows:

(i)	Effective May 1, 2016, Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

[The remainder of this page has been left blank intentionally.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers and attested effective as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:	/s/ Thomas Lynch	By:	/s/ Stephen P. Fisher
Name:	Thomas Lynch	Name:	Stephen P. Fisher
Title:	Director and Associate	Title:	President
General Counsel

EPOCH INVESTMENT PARTNERS, INC.

Attest:	/s/ David A Barnett	By:	/s/ Tim Taussig
Name:	David A. Barnett	Name:	Tim Taussig
Title:	Managing Attorney and CCO	Title:

2

SCHEDULE A

(Revised as of May 1, 2016)

As compensation for services provided by Subadvisor, the Manager will pay the Subadvisor and Subadvisor agrees to accept as full compensation for all services rendered hereunder, at an annual subadvisory fee equal to the following:

SERIES	Annual Rate

MainStay Epoch Global Choice Fund	0.50% on all assets

MainStay Epoch Global Equity Yield Fund	0.35% on all assets

MainStay Epoch International Small Cap Fund	0.55% on all assets

MainStay Epoch U.S. All Cap Fund[2]	0.425% on assets up to $500 million; 0.4125% on assets from $500 million to $1 billion; and 0.40% on assets over $1 billion

MainStay Epoch U.S. Equity Yield Fund	0.35% on assets up to $500 million; and 0.345% on assets over $500 million

MainStay Epoch U.S. Small Cap Fund[1,2] (formerly MainStay U.S. Small Cap Fund)	0.425% on assets up to $1 billion; and 0.40% on assets over $1 billion

MainStay Income Builder Fund[2,3]	50% of the effective gross management fee

MainStay VP Epoch U.S. Small Cap Portfolio[2] (formerly Mainstay VP U.S. Small Cap Portfolio)	0.400% on assets up to $200 million; 0.375% on assets from $200 million to $500 million; 0.3625% on assets from $500 million to $1 billion; and 0.35% on assets over $1 billion

MainStay VP Income Builder Portfolio[2,4]	50% of the effective gross management fee

The fee based upon the average daily net assets of the respective Series, unless otherwise noted, shall be accrued daily at the rate of 1/(number of days in calendar year) of the annual rate applied to the daily net assets of the Series.

Payment will be made to the Subadvisor on a monthly basis.

1 With respect to the MainStay Epoch U.S. Small Cap Fund, to the extent that the net management fee ratio for the Fund is less than the subadvisory fee ratio due to total net expense limitation reimbursements, the Subadvisor has agreed to receive an amount equal to the net management fees.

2 Effective three years after June 29, 2009, the Subadvisor will equally share in any modifications to the management fee or management fee breakpoints for the Series that are implemented subsequent to the date of this Agreement.

3 Based on the percentage of the Subadvisor’s Allocated Assets constituting the Series’ average daily net assets. For reference, the management fee schedule for MainStay Income Builder Fund is 0.64% on assets up to $500 million; 0.60% on assets between $500 million and $1 billion; and 0.575% on assets over $1 billion.

4 Based on the percentage of the Subadvisor’s Allocated Assets constituting the Series’ average daily net assets. For reference, the management fee schedule for MainStay VP Income Builder Portfolio is 0.57% on assets up to $1 billion and 0.55% on assets over $1 billion.